CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

ROWAN COMPANIES, INC.

ROWAN COMPANIES, INC., a corporation organized under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that:

FIRST:  The name of the Company is Rowan Companies, Inc.

SECOND:  The Restated Certificate of Incorporation of the Company was filed with the Delaware Secretary of State on February 27, 1984.

THIRD:  The Board of Directors of the Company adopted resolutions proposing and declaring advisable the following amendments to the Company’s Restated Certificate of Incorporation of the Company, as amended:

1. Subparagraph A3 (A. Preferred Stock, 3. Voting) of Article FOURTH is hereby amended to read in its entirety as follows:

3. Voting. So long as any shares of Preferred Stock are outstanding, the Corporation shall not amend, alter or repeal any of the provisions of the Certificate of Incorporation (which term includes each and all Directors’ Resolutions) so as to affect adversely the rights, powers or preferences of any one or more series of Preferred Stock or of the holders thereof without the consent of the holders of at least a majority of the total number of outstanding shares of the several series so affected or of the single series solely affected, given in person or by proxy, by vote at a meeting called for that purpose. In the application of these provisions, any amendment which would increase the number of authorized shares of Preferred Stock or which would authorize or create any shares of stock ranking prior to or on a parity with the Preferred Stock as to dividends or as to distribution of assets, shall be considered as affecting adversely the right of all outstanding shares of Preferred Stock, but the consent of the holders of only a majority of outstanding shares of Preferred Stock will be required to authorize an amendment which increases the number of authorized shares of Preferred Stock or which authorizes or creates shares of stock ranking on a parity with the preferred stock as to dividends or as to distribution of assets. The holders of shares of preferred stock shall have no voting power in the election of directors or for any other purposes, except as otherwise expressly provided herein, in a Directors’ Resolution, or by law.

2. Article EIGHTH is hereby amended is hereby amended to read in its entirety as follows:

EIGHTH. All of the powers of this Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this Corporation. In furtherance and not in limitation of that power the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time By-Laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal By-Laws made by the Board of Directors; provided, however, that By-Laws shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except by the vote of the holders of not less than a majority of the outstanding shares of capital stock of the Corporation normally entitled to vote in the election of directors.

3. Article TENTH is hereby amended to read in its entirety as follows:

TENTH. (A) Subject to the provisions of any series of Preferred Stock which may at the time be outstanding, the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of this Corporation normally entitled to vote in the election of directors shall be required for the approval or authorization of any “business combination” (as hereinafter defined) of this Corporation with any "Related Person" (as hereinafter defined), provided, however, that such voting requirement shall not be applicable if:

(1) The business combination was approved by the Board of Directors of the Corporation in a resolution adopting a memorandum of understanding with such Related Person with respect to and substantially consistent with such transaction prior to the acquisition by such Related Person of the beneficial ownership of ten percent (10%) or more of the outstanding shares of capital stock of the Corporation normally entitled to vote in the election of directors; or

(2) The business combination is solely between this Corporation and a Related Person, fifty percent (50%) or more of the voting stock of which is owned by this Corporation; provided that each stockholder of this Corporation receives the same type of consideration in such transaction in proportion to his stockholdings, or

(3) The business combination is one to which any Related Person is not directly or indirectly a party.

(B) For purposes of this Article TENTH:

(1) The term "business combination" shall mean (a) any merger or consolidation of this Corporation with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any substantial part of the assets of this Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (c) any merger or consolidation of a Related Person with or into this Corporation or a subsidiary of this Corporation, (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to this Corporation or a subsidiary of this Corporation, (e) the issuance of any securities of this Corporation or a subsidiary of this Corporation to a Related Person, (f) the acquisition by this Corporation or a subsidiary of this Corporation of any securities of a Related Person, (g) any reclassification of Common Stock of this Corporation, or any recapitalization involving Common Stock of this Corporation, consummated within five years after a Related Person becomes a Related Person, and (h) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination;

(2) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with their "affiliates" and "associates" (defined below), "beneficially" owns (as this term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, or any subsequent amendment thereto or similar rule adopted in lieu thereof), in the aggregate ten percent (10%) or more of the outstanding shares of capital stock of the Corporation normally entitled to vote in the election of directors, any "affiliate" or "associate" (as those terms are defined in the Rule 12b-2 under the Securities Exchange Act of 1934, or any subsequent amendment thereto or similar rule adopted in lieu thereof) of any such individual, corporation, partnership or other person or entity;

(3) The term "substantial part" shall mean more than ten percent (10%) of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made;

(4) Without limitation, any shares of capital stock of this Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such Related Person.

(C) Notwithstanding the foregoing, the provisions of this Article TENTH shall not apply to any stockholder of record of any class of stock of this Corporation who is indicated as such in the stock record books of this Corporation on the date set for determination of the stockholders entitled to notice of and to vote at the stockholders' meeting at which this Article TENTH is adopted, except to the extent that any such stockholder shall acquire, at any time after such record date, ten percent (10%) or more of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors.

4. Article SIXTEENTH is hereby deleted.

FOURTH:  That, pursuant to the resolutions of the Board of Directors, the proposed amendments were considered at the annual meeting of stockholders of the Corporation duly called and held on April 29, 2010, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of the Corporation, as required by statute and the Restated Certificate of Incorporation, were voted in favor of such amendments.

FIFTH:  That said amendments were duly adopted in accordance with applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 29th day of April, 2010.

ROWAN COMPANIES, INC.

By:	/s/ William H. Wells
William H. Wells
Senior Vice President, Chief Financial
Officer & Treasurer